Exhibit 10.1

January 10, 2017

VIA E-MAIL (david.given@FaegreBD.com)

Jacqueline M. Lemke

c/o David Given

Faegre Baker Daniels

300 N. Meridian Street, Suite 2700

Indianapolis, Indiana 46204

Re:	Settlement Agreement and Release of All Claims

Dear Ms. Lemke:

By previous correspondence, you communicated your decision to resign your position as President and Chief Executive Officer and as a member of the board of directors of Bioanalytical Systems, Inc. ("BASi" or "Company"). BASi subsequently accepted your resignation effective November 8, 2016 (“Resignation Date”) and announced your resignation in a Form 8-K filed with the SEC that same date.

Following your resignation, your counsel and counsel for the Company had a series of discussions that resulted in certain agreements between you and the Company concerning the resolution of all contractual and other matters between the parties, including matters arising under your Second Amended and Restated Employment Agreement dated July 1, 2014. The terms of those agreements are detailed below.

Other than the amounts described in paragraph 3 below, you agree by virtue of your signature below that BASi has paid you all compensation and benefits due and owing for service prior to your separation date (including payment for all accrued but unused vacation), and you will not be entitled to any additional compensation from BASi or to participate in any of BASi's benefit plans except as specifically provided below. In addition, to the extent you have not already done so, you are expected to return all keys, computers, key cards, files and other Company property, of any kind, to BASi by January 20, 2017.

A.	Terms.

1.	Definitions. The terms “you” and “your” and “Lemke” mean Jacqueline M. Lemke, and anyone who has or obtains any legal right or claims through her. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the settlement agreement package and which includes a release of all claims arising out of Lemke’s employment relationship with BASi and the separation of the employment relationship. “The Parties” means Lemke and BASi.

2.	Nature of Resignation. This Agreement confirms that Lemke resigned her employment with BASi and resigned as a member of the BASi Board of Directors effective November 8, 2016. BASi maintains that Lemke’s resignation from employment was not for “good reason” under the terms of her employment agreement, while Lemke maintains she had such “good reason.” The parties’ negotiations have resulted in the compromise agreement set forth in in this Agreement.

3.	Payments and Benefits to be Provided to Lemke. In exchange for and in consideration of Lemke's agreement to release all claims against BASi as described in paragraph 4 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.	BASi agrees to pay Lemke a severance benefit in the form of salary continuation for six (6) months after the effective date of this Agreement (“Severance Period”). These salary continuation payments will be made at the time of BASi’s normal payroll period in an amount equivalent to Lemke’s periodic salary paid immediately prior to her resignation from employment. Unless Lemke notifies BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that she previously designated for direct deposit.

b.	Additionally, following the Release Effective Date, if Lemke is eligible for and timely elects to continue health insurance coverage under BASi's group health care program pursuant to the federal law known as COBRA, then, BASi will reimburse her through the Severance Period, for the amount of COBRA premiums paid by her to maintain such coverage upon presentation by her to the Company of evidence that she has made such payments. Any month for which Lemke receives such reimbursement from BASi will count toward the eighteen (18) month COBRA continuation period. BASi will treat and report such reimbursements as taxable compensation to Lemke to avoid any potential violation of any applicable nondiscrimination rules relating to highly compensated individuals under Section 105 of the Internal Revenue Code. (26 U.S.C. §105).

c.	After the period referenced in paragraph 3(b) ends, Lemke and her family will have the option of continuing to participate in BASi’s group health care program pursuant to COBRA for any remaining period of COBRA continuation coverage to the extent required under COBRA, but she will be responsible for the entire premium.

d.	Lemke agrees that all of her unvested stock options shall be irrevocably terminated and of no further effect as of the date hereof. Lemke further agrees that she will not be eligible for any bonuses, commissions, or other incentive compensation paid by BASi following her resignation date. Lemke’s vested stock options shall be governed by the terms of the applicable grant/award agreement(s).

4.	Release of Claims. By signing this Agreement, Lemke unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from her employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date Lemke signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Lemke may have against BASi arising out of Lemke's employment and/or resignation of employment with BASi, including any claims arising out of her Employment Agreement dated April 9, 2012, which was amended as of October 15, 2012 and amended and restated as of February 7, 2013 (“Original Agreement), or out of her Second Amended and Restated Employment Agreement effective July 1, 2014 (collectively referred to as "Employment Agreement" hereinafter). BASi and Lemke acknowledge and agree, however, that the release/waiver of claims set forth in this paragraph 4 does not release, affect or relinquish (i) any of Lemke’s rights as a shareholder or security holder of BASi; (ii) any rights Lemke may have with respect to vested stock options; (iii) any rights Lemke may have with respect to vested benefits under any of the BASi’s employee retirement and/or welfare benefit plans, including without limitation under any applicable 401(k) plan; (iv) any rights Lemke may have for indemnification with respect to any third-party claims relating to Lemke’s service as an officer, director, employee and/or representative of BASi or any of its affiliates, including without limitation any indemnification rights under Section 2.3 of the Second Amended and Restated Employment Agreement, BASi’s organizational documents and/or applicable law; (v) any rights to directors' and officers' liability insurance coverage or any other liability insurance coverage relating to Lemke’s service as an officer, director, employee and/or representative of BASi or any of its affiliates; and/or (vi) any of Lemke’s rights (or BASi’s obligations) under this Agreement. Lemke agrees and understands that any claims she may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Lemke understands that the signing of this Agreement prevents her from making any further claims against BASi in connection with her employment and the separation of her employment with BASi. Lemke agrees to give up, release and waive all claims against BASi and not to bring any lawsuits against BASi relating to the claims she has given up, released and waived, nor will she allow any suit to be brought on her behalf. BASi represents and acknowledges that its senior management and directors are unaware of any claims it may have against Lemke as of the date of this Agreement, including claims arising out of her service as an employee, officer and/or member of the Board of Directors.

5.	No Admission of Liability; Waiver. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to Lemke or any other person, or that Lemke has any rights whatsoever against BASi. Lemke waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Lemke does seek employment with BASi, BASi is under no obligation to consider her for employment.

6.	Acknowledgment. Lemke acknowledges that she is not entitled to any of the payments and benefits listed in paragraph 3(a)-(b) of this Agreement unless she signs this Agreement and does not revoke it within the revocation period stated in paragraph 16 below.

7.	Non-Disparagement. In consideration of the promises made in this Agreement, Lemke agrees not to make any false, negative or disparaging remarks or comments to any person and/or entity about BASi; make any statement that may subject BASi to potential embarrassment, humiliation or any other negative consequence; or make any public statement, including but not limited to, any statement to the media or to BASi employees, regarding the separation of her employment with BASi. For its part, BASi’s directors, officers, and senior leadership team in place as of the date of this Agreement will not authorize the making of any false, negative or disparaging remarks or comments to any person and/or entity about Lemke or any statement that may subject her to potential embarrassment, humiliation or any other negative consequence. BASi and Lemke acknowledge and agree that nothing in this paragraph 7 shall be construed to prohibit any truthful statements made in response to any legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8.	Consultation with Attorney. Lemke agrees that she has read this Agreement and the releases contained herein, that she understands all of the terms hereof, that she has not been coerced, threatened or intimidated into signing this Agreement, and that she executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that she has had sufficient opportunity to consult with her attorney regarding this Agreement. Lemke further acknowledges that BASi hereby advises her that she should consult with an attorney before executing this Agreement.

9.	Violation of Agreement and Severability. Lemke agrees that if she breaches any obligation set forth in this Agreement, BASi shall cease all payments to her, as described in this Agreement, and it shall also cease providing all benefits to her, as described in this Agreement. Lemke also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

10.	Confidentiality and Non-Solicitation. Lemke agrees and understands that she remains subject to the Confidentiality and Non-Solicitation obligations stated in Sections 3.1 and 3.3 of her Second Amended and Restated Employment Agreement. The parties understand that BASi will be required to file this Agreement with the SEC as part of its reporting obligations.

11.	Lemke's Representations. Lemke represents and warrants that in the making and execution of this Agreement, she is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and she hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing her to enter into this Agreement.

12.	Return of BASi’s Property. Lemke hereby represents and warrants that she has returned to BASi all of BASi’s property that was in her possession or control. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

13.	Cooperation and Transition Assistance. Lemke agrees that she will be available to provide reasonable assistance to BASi with transitional matters relating to her former duties with BASi, without additional compensation, for the Severance Period discussed in paragraph 3(a), above; BASi acknowledges that Lemke’s obligation to provide assistance shall consist primarily of making herself reasonably available, as BASi may reasonably request, to respond to questions and confer with BASi’s officers and other designated representatives on transitional matters and nothing herein shall preclude Lemke from engaging in other full-time employment or business activities during the Severance Period.

14.	Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

15.	Disclosures by Lemke. As a condition precedent to her eligibility for the severance benefits described in paragraph 3(a)-(b) above, Lemke affirms that she is not aware of any employment or other agreements she has signed on behalf of BASi in her capacity as President and Chief Executive Officer that were not disclosed to or known by appropriate Company officials or employees.

16.	Time to Consider this Agreement. Lemke understands that she has twenty-one (21) days from the date of delivery of this Agreement to consider the terms of this Agreement. Lemke understands that she may sign this Agreement at any time during the twenty-one (21) day period. Lemke understands that she may revoke this Agreement if she so chooses until seven (7) days after the date of execution. Lemke further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 3 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Lemke’s execution of this Agreement, provided that the Agreement is not revoked during such seven day period ("Release Effective Date").

Sincerely,

Bioanalytical Systems, Inc.

/s/ Larry S. Boulet

Larry S. Boulet

Chairman of the Board

My signature below represents my unconditional acceptance of all terms and conditions contained in this Agreement.

/s/ Jacqueline M. Lemke	January 11, 2017
Jacqueline M. Lemke	Date

STATE OF INDIANA	)
	)	SS:
COUNTY OF HAMILTON	)

Subscribed to and sworn before me, a Notary Public, in and for said County and State, this 11th day of January, 2017.

/s/ Jamie Moore
Signature

Jamie Moore
	Printed	Notary Public

My Commission Expires:	County of Residence:

8/11/2023	Delaware